================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

                               (Amendment No. 11)

                         ------------------------------

                              TELECOM ITALIA S.p.A.
                                (Name of Issuer)

Ordinary Shares of euro 0.55 par value each                     87927W10
      (Title of class of securities)                         (CUSIP number)

                                Dott. Gianni Mion
                             Edizione Holding S.p.A.
                                 Calmaggiore 23
                                  31100 Treviso
                                      Italy
                                 (+39) 0422-5995

                                 With a copy to:

                           Michael S. Immordino, Esq.
                                Latham & Watkins
                                 99 Bishopsgate
                                 London EC2M 3XF
                                     England
                               (+44) 207-710-1076
                     (Name, address and telephone number of
                                person authorized
                     to receive notices and communications)

                                February 21, 2002
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box .

                  Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)




                                    (Page  1 of 10)



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
----------------------------------------         -------------------------------
CUSIP No.  87927W10                       13D
----------------------------------------         -------------------------------

-----------------------    --------------------------------------------------------------------------------------------
1                          NAME OF REPORTING PERSON                             EDIZIONE HOLDING S.p.A.
                           I.R.S. IDENTIFICATION NO.                            Not Applicable
                           OF ABOVE PERSON
-----------------------    --------------------------------------------------------------------------------------------
2                          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                             (a)    [X]
                                                                                                         (b)    [ ]
-----------------------    --------------------------------------------------------------------------------------------
3                          SEC USE ONLY
-----------------------    --------------------------------------------------------------------------------------------
4                          SOURCE OF FUNDS:                                                  WC
-----------------------    --------------------------------------------------------------------------------------------
5                          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):  [ ]
-----------------------    --------------------------------------------------------------------------------------------
6                          CITIZENSHIP OR PLACE OF ORGANIZATION:                              Italy
-----------------------    --------------------------------------------------------------------------------------------
NUMBER OF                  7                       SOLE VOTING POWER:                         0
SHARES
                           ----------------        --------------------------------------------------------------------
                           8                       SHARED VOTING POWER:                       2,891,656,682
BENEFICIALLY
OWNED BY                                                                                     (See Item 5)
                           -------------------     --------------------------------------------------------------------
                           9                       SOLE DISPOSITIVE POWER:                    0
EACH
REPORTING
                           -------------------     --------------------------------------------------------------------
                           10                      SHARED DISPOSITIVE POWER:                  2,891,656,682
                                                                                              (See Item 5)
PERSON WITH
-----------------------    --------------------------------------------------------------------------------------------
11                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:           2,891,656,682
                                                                                              (See Item 5)
-----------------------    --------------------------------------------------------------------------------------------
12                         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:    [ ]
-----------------------    --------------------------------------------------------------------------------------------
13                         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                54.96%
                                                                                              (See Item 5)
-----------------------    --------------------------------------------------------------------------------------------
14                         TYPE OF REPORTING PERSON:                              CO




                                    (Page 2)


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
-------------------------------------          --------------------------------------------------------
CUSIP No.  87927W10                   13D
-------------------------------------          --------------------------------------------------------

------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                         EDIZIONE FINANCE INTERNATIONAL S.A.
                            I.R.S. IDENTIFICATION NO.                        Not Applicable
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                (a)    [X]
                                                                                                             (b)    [ ]
------------------------    -------------------------------------------------------------------------------- -----------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                              Italy
------------------------------------------------------------------------------------------------------------------------
NUMBER OF                   7                       SOLE VOTING POWER:                         0
SHARES
                           -------------------     --------------------------------------------------------------------
                            8                       SHARED VOTING POWER:                       2,891,656,682
                                                                                               (See Item 5)
BENEFICIALLY
OWNED BY                   -------------------     --------------------------------------------------------------------
                            9                       SOLE DISPOSITIVE POWER:                    0

EACH
REPORTING                  -------------------     --------------------------------------------------------------------
                            10                      SHARED DISPOSITIVE POWER:                  2,891,656,682
                                                                                               (See Item 5)
PERSON WITH
------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:           2,891,656,682
                                                                                               (See Item 5)
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                 [ ]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                           54.96%
                                                                                                          (See Item 5)
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              CO



                                    (Page 3)

---------------------------------------------         ----------------------------------------------------
CUSIP No.  87927W10                           13D
---------------------------------------------         ----------------------------------------------------

------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                         RAGIONE S.a.p.a. DI GILBERTO BENETTON E C.
                            I.R.S. IDENTIFICATION NO.                        Not Applicable
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [X[
                                                                                                         (b)    [ ]
------------------------    --------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):  [ ]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                              Italy
------------------------    --------------------------------------------------------------------------------------------
NUMBER OF                   7                       SOLE VOTING POWER:                         0
SHARES
                            -------------------     ------------------------------------------ -------------------------
                            8                       SHARED VOTING POWER:                       2,891,656,682
                                                                                               (See Item 5)
BENEFICIALLY
OWNED BY
                            -------------------     ------------------------------------------ -------------------------
                            9                       SOLE DISPOSITIVE POWER:                    0
EACH
REPORTING
                            -------------------     ------------------------------------------ -------------------------
                            10                      SHARED DISPOSITIVE POWER:                  2,891,656,682
                                                                                               (See Item 5)
PERSON WITH
------------------------    ------------------------------------------------------------------ -------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:           2,891,656,682
                                                                                               (See Item 5)
------------------------    ------------------------------------------ -------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:            [ ]
------------------------    --------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                          54.96%
                                                                                                         (See Item 5)
------------------------    --------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN



                                    (Page 4)

         This Amendment No. 11 amends the Statement on Schedule 13D dated August 9, 2001, as amended (as previously amended, the "Statement on Schedule 13D") filed by Edizione Holding S.p.A., a company incorporated under the laws of the Republic of Italy ("Edizione Holding"), Edizione Finance International S.A., a company incorporated in the Duchy of Luxembourg ("Edizione Finance"), and Ragione S.a.p.a. di Gilberto Benetton e C., a partnership organized under the laws of the Republic of Italy ("Ragione") (Edizione Holding, Edizione Finance and Ragione, are collectively referred to herein as the "Edizione Reporting Persons") with respect to the ordinary shares, euro 0.55 par value per share, of Telecom Italia S.p.A., a company incorporated under the laws of the Republic of Italy. Capitalized terms used in this Amendment without definition have the meanings ascribed to them in the Statement on Schedule 13D.

         This Amendment is being filed by each of the Edizione Reporting Persons. Pirelli, the Purchaser, Edizione Holding, UCI, BCI, and, as discussed in Items 4 and 6 of Amendment No. 10 to the Statement on Schedule 13D, Hopa are members of a group with respect to the Telecom Italia Shares (as defined herein). The Edizione Reporting Persons are making a separate filing on Schedule 13D in accordance with Rule 13d-1(k)(2) under the Securities Exchange Act of 1934 and are responsible solely for the information contained in this filing, except that information contained in the Statement on Schedule 13D concerning any director or officer of the Purchaser nominated by Pirelli, UCI, BCI or Hopa has been provided by the nominating person.

Item 6. Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer

         Reference is made to the Hopa Term Sheet, a copy of which was filed with Amendment No. 10 to the Statement on Schedule 13D as Exhibit 27. On February 21, 2003, the parties to the Hopa Term Sheet entered into the Definitive Agreement reflecting the contents of the Hopa Term Sheet. A copy of a joint press release issued by the Purchaser and Hopa concerning the execution of the Definitive Agreement is filed as Exhibit 31. The Definitive Agreement will be described in, and an English translation thereof will be filed as an exhibit to, a subsequent amendment to the Statement on Schedule 13D.

Item 7.  Material to be Filed as Exhibits

         31. Joint Press Release, dated February 21, 2003, issued by the Purchaser and Hopa [English translation]



                                    (Page 5)

                                   SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         Date:    March 5, 2003

                             EDIZIONE HOLDING S.p.A.



                               By: /s/ Gianni Mion
                                   -----------------------------------------
                                   Name:       Gianni Mion
                                   Title:      Chief Executive Officer



                                    (Page 6)

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         Date:    March 5, 2003

                                    EDIZIONE FINANCE INTERNATIONAL S.A.


                                    By: /s/ Gustave Stoffel
                                        -------------------------------
                                        Name:  Gustave Stoffel
                                        Title: Director



                                    (Page 7)

                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         Date:    March 5, 2003

                               RAGIONE S.a.p.a DI GILBERTO
                                  BENETTON E C.


                                By: /s/ Gilberto Benetton
                                    --------------------------------------
                                    Name:  Gilberto Benetton
                                    Title: Chairman



                                    (Page 8)

                                  EXHIBIT INDEX


Exhibit No.

31. Joint Press Release, dated February 21, 2003, issued by the Purchaser and Hopa [English translation]










                                    (Page 9)